Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of November 14, 2014 and is effective as of November 17, 2014 (the "Effective Date"), between TechPrecision Corporation, a Delaware corporation (the "Company"), and Alexander Shen (the "Employee").

RECITALS

WHEREAS, the Employee is employed as the President of Ranor, Inc., a wholly-owned subsidiary of the Company, pursuant to an employment agreement dated as of June 20, 2014 (the "Prior Agreement"); and

WHEREAS, the Company now desires to employ the Employee as its chief executive officer and the Employee desires to be so employed by the Company; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of the Employee's employment with the Company and to replace and supersede the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereto hereby agree as follows:

1.          Employment. Commencing on the Effective Date, the Company agrees to employ the Employee during the Term specified in Paragraph 2 hereof, and the Employee agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2.          Term. The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth commencing on the Effective Date and continuing in effect until termination of this Agreement in accordance with the provisions of Paragraph 6 of this Agreement (the "Term").

3.          Duties and Responsibilities.

    a.          The Employee shall serve as Chief Executive Officer ("CEO) of the Company.

    b.          The Employee's powers, duties and responsibilities shall initially consist of such powers, duties and responsibilities as are customary to the office of CEO of a company and division similar in size and stature to the Company. The Employee shall report to the Company's Board of Directors (the "Board") and others at the direction of the Board at such time and in such detail as the Board shall reasonably require. Notwithstanding anything contained herein to the contrary, the Employee shall not be required to perform any act which would constitute or require the violation of any federal, state or local law, rule, regulation, ordinance or the like.

          c.           The Employee shall devote not less than an average of forty (40) hours per week to carrying out his duties hereunder and to the business of the Company and its affiliates, and during the Term the Employee agrees that he will (i) devote his best efforts and all his skill and ability to the performance of his duties hereunder; (ii) carry out his duties in a competent and professional manner; and (iii) generally promote the interests of the Company and its affiliates. During the Term it shall not be a violation of this Agreement for the Employee to serve on civic or charitable boards or committees, to perform speaking engagements, or to manage his personal passive investments, so long as such activities (individually or collectively) do not interfere with the performance of the Employee's responsibilities as an employee of the Company.

       4.           Compensation; Bonus; Stock Options.

          a.          As compensation for services hereunder and in consideration of his agreement not to compete as set forth in Paragraph 8 hereof, the Company shall pay the Employee an initial base salary at the annual rate of Two Hundred Seventy Five Thousand Dollars ($275,000). Such base salary shall be paid in equal installments in accordance with the normal payroll policies of the Company.

          b.          The Employee's base salary as set forth in Paragraph 4(a) above may be increased by order of the Compensation Committee of the Board.

          c.          With respect to the Company's fiscal year ending March 31, 2015, the Employee shall be eligible for a performance bonus, payable in cash, with a bonus opportunity equal to 60% of the Employee's base salary, based upon the achievement of such goals and objectives as approved by the Board within 90 days of employee's start date. Notwithstanding the foregoing, the Company will pay no less than one half of the target bonus amount for the fiscal year ending March 31, 2015. With respect to each fiscal year during the Term subsequent to March 31, 2015, the Employee shall be eligible for an annual cash performance bonus of up to 60% of base salary based upon the Company's financial performance as set forth in a resolution of the Board within the first three months of each year hereunder and based upon the Company's business plan. Any amount payable to the Employee as an annual bonus pursuant to the terms of this Paragraph 4(c) shall be paid as soon as administratively practicable following the date that the Board determines the extent to which the applicable performance metrics have been achieved, provided that the Employee must be employed with the Company on the date of payment in order to receive such amount.

          d.           As soon as reasonably practicable following the Effective Date, the Company shall recommend to the Compensation Committee of the Board that the Employee be awarded stock options (the "Options") to purchase 1,000,000 shares of the Company's common stock, par value $.0001 per share, pursuant to TechPrecision's 2006 Long-Term Incentive Plan, as amended from time to time (the "Plan"). The Options will vest in substantially equal amounts on the date of initial grant and each of the subsequent two anniversaries of the date of grant; provided that in the event of a Change in Control (as defined in the Plan), all outstanding, unvested Options shall become fully vested. Any additional future option grants will be as the Board shall in its sole discretion institute. The parties acknowledge and agree that the grant of the Options pursuant to this Paragraph 4(d) fully satisfies any obligations that the Company or Ranor, Inc. may have had under Paragraph 4(d) of the Prior Agreement.

       5.         Expenses. Fringe Benefits.

          a.          The Company agrees to pay or to reimburse the Employee during the Term for all reasonable, ordinary and necessary business expenses incurred in the performance of his services hereunder in accordance with the policies of the Company as are from time to time in effect. The Employee, as a condition to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Employee seeks payment or reimbursement, and any other information or materials required by such Company policy or as the Company may otherwise from time to time reasonably require.

          b.          During the Term the Employee and, to the extent eligible, his dependents, shall be entitled to participate in and receive all benefits under any welfare benefit plans and programs provided by the Company (including without limitation, medical, dental, disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs) applicable generally to the employees of the Company, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time.

          c.          During the Term the Employee shall be entitled to participate in all retirement plans and programs (including without limitation any profit sharing/401(k) plan) applicable generally to the employees of the Company, subject, however, to generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. In addition, during the Term the Employee shall be entitled to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Company from time to time in effect, available generally to the executive officers of the Company and consistent with the generally applicable guidelines determined by the Board.

          d.          The Employee shall be entitled to four (4) weeks vacation per year and such holidays, sick days and personal days as are in accordance with the Company's policy then in effect for its employees generally, upon such terms as may be provided of general application to all employees of the Company.

          e.           The position is located at Westminster, MA. The Board expects that within a reasonable period of time the Employee will relocate his principal residence within a reasonable commuting distance. In connection with this process the Company will assist with temporary living arrangements and will provide $35,000 at the time of relocation to the Westminster, MA area.

       6.           Termination.

          a.         The Employee's employment hereunder shall terminate on the earliest of: (i) on the date set forth in a written notice from the Board that his employment with the Company has been or will be terminated; (ii) on the date not less than thirty days following written notice from the Employee that he is resigning from the Company; (iii) on the date of his death; or (iv) in accordance with Paragraph 6(c). Upon cessation of his employment for any reason, unless otherwise consented to in writing by the Board, the Employee shall resign immediately from any and all officer, director and other positions he then holds with the Company and/or its affiliates. Upon any cessation of his employment with the Company, the Employee will be entitled only to such compensation and benefits as described in this Paragraph 6.

          b.         If the Employee's employment with the Company ceases for any reason other than as described in Paragraph 6(c) below, then the Company's obligation to the Employee will be limited solely to the payment of accrued and unpaid base salary through the date of such cessation of employment, subject to appropriate offsets (as permitted by applicable law) for debts or money due to the Company, including without limitation personal loans to the Employee and travel advances. All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit the Executive's right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

          c.         The Company, or its successor, may terminate the Employee's employment without Cause and the Employee may terminate his employment for Good Reason at any time during the six (6) month period following a Change in Control, in which case the Employee shall be entitled to receive continuation of his base salary for twelve months following termination of his employment, payable under the normal payroll practice of the Company (the "Severance Payment"); provided that Employee's right to any Severance Payment and any amounts paid shall be forfeited and recoverable by the Company in the event the Company determines in good faith that the Employee has violated any provision in Paragraphs 8 or 9 hereof or any other provisions of this Agreement. The Severance Payment is subject to the Employee's execution and non-revocation of a general release substantially in the form attached as Exhibit A (the "Release"), which becomes effective within 60 days following the date of termination of his employment. The Severance Payment will commence as soon as practicable after the Release becomes effective. Notwithstanding the foregoing, if the 60 day period qfollowing the Executive's termination ends in a calendar year after the year in which the Executive's employment terminates, the Severance Payment shall commence no earlier than the first day of such later calendar year. All other rights the Executive may have, other than as set forth in this Paragraph 6, shall terminate upon such termination. For the avoidance of doubt, the transfer of Employee's employment to an affiliate or successor of the Company shall not, on its own, constitute termination of the Employee's employment without Cause or for Good Reason.

       7.           Definitions. For purposes of this Agreement:

          a.           "Cause" shall mean:

             i.           the Employee's failure or refusal to perform his material duties and responsibilities (other than any such failure resulting from Employee's death) or his repeated failure or refusal to follow lawful and reasonable directives of the Board;

             ii           the willful misappropriation by Employee of the funds or property of the Company or its affiliates;

             iii.         the commission by the Employee of any willful or intentional act, which he should reasonably have anticipated would reasonably be expected to have the effect of materially injuring the reputation, business or business relationships of the Company or its affiliates;

             iv.         use of alcohol to excess or illegal drugs, continuing after written warning from the Board; or

             v.          any breach by the Employee (not covered by any of clauses (i) through (iv) and other than in connection with the death of Employee) of any material provision of this Agreement.

          b.           "Good Reason" shall mean, without the prior express written consent of the Employee:

             i.           the Employee suffers a material adverse change in the duties, responsibilities or effective authority associated with his titles and positions, as set forth and described in Paragraph 3 of this Agreement; or

             ii           a material reduction by the Company or its successor of the Employee's base salary.

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless the Employee gives the Company written notice within thirty (30) days after the occurrence of the event which the Employee believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Employee believes constitutes the basis for Good Reason. If the Company or its successor fails to cure such act or failure to act, if curable, within thirty (30) days after receipt of such notice, the Employee may terminate his employment for Good Reason.

       8.           Non-Competition and Protection of Confidential Information.

          a.           The Employee agrees that his services to the Company are of a special, unique, extraordinary and intellectual character and his position with the Company places him in a position of confidence and trust with the employees and customers of the Company and its affiliates. Consequently, the Employee agrees that it is reasonable and necessary for the protection of the goodwill, intellectual property, trade secrets, designs, proprietary information and business of the Company that the Employee make the covenants contained herein. Accordingly, the Employee agrees that, during the period of the Employee's employment hereunder and for the period of one (1) year immediately following the termination of his employment hereunder, he shall not, directly or indirectly:

             i.           own, operate, manage or be employed by or affiliated with any person or entity headquartered within or with a management office in the United States that engages in any business then being engaged or planned to be engaged in by the Company or any of its subsidiaries or affiliates; or

             ii           attempt in any manner to solicit from any customer or supplier business of the type performed for or by the Company or persuade any customer or supplier of the Company to cease to do business or to reduce the amount of business which any such customer or supplier has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such customer or supplier was originally established in whole or in part through his efforts; or

             iii          employ as an employee or retain as a consultant, or persuade or attempt to persuade any person who is at the date of termination of the Employee's employment with the Company or at any time during the preceding year was, or in the six (6) months following such termination becomes, an employee of or exclusive consultant to the Company to leave the Company or to become employed as an employee or retained as a consultant by anyone other than the Company.

             iv.         As used in this Paragraph 8, the term: "customer" and "supplier" shall mean any person or entity that is a customer or supplier of the Company at the date of termination of the Employee's employment with the Company, or at any time during the preceding year was, or in the six (6) months following such termination becomes, a customer or supplier of the Company, or if the Employee's employment shall not have terminated, at the time of the alleged prohibited conduct.

          b.         The Employee agrees that he will not at any time (whether during the Term or after termination of this Agreement for any reason), disclose to anyone, any confidential information or trade secret of the Company or utilize such confidential information or trade secret for his own benefit, or for the benefit of third parties, and all memoranda or other documents compiled by him or made available to him during the Term pertaining to the business of the Company shall be the property of the Company and shall be delivered to the Company on the date of termination of the Employee's employment with the Company or at any other time, as reasonable, upon request. The term "confidential information or trade secret" does not include any information which (i) becomes generally available to the public other than by breach of this provision, or (ii) is required to be disclosed by law or legal process.

          c.         If the Employee commits a breach or threatens to commit a breach of any of the provisions of Paragraphs 8(a) or (b) hereof, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of any other available remedies, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and seek such other remedies available to it in law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

          d.         The parties acknowledge that the type and periods of restriction imposed in the provisions of Paragraphs 8(a) and (b) hereof are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Paragraph 8 have been specifically negotiated by sophisticated parties and accordingly it is reasonable that the restrictive covenants set forth herein are not limited by narrow geographic area. If any of the covenants in Paragraphs 8(a) or (b) hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, it is the intention of the parties that the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in Paragraphs 8(a) or (b), or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination should reduce the duration and/or areas of such provision such that, in its reduced form, said provision shall then be enforceable. The parties intend to and hereby confer jurisdiction to enforce the covenants contained in Paragraphs 8(a) and (b) upon the courts of any jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such time, scope or geographic area, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

          e.           For purposes of Paragraphs 8 and 9 of this Agreement, the "Company" shall be deemed to include the Company and each of its subsidiaries and affiliates.

9.          Intellectual Property. During the Term, the Employee will disclose to the Company all ideas, inventions, advertising campaigns, designs, logos, slogans, processes, operations, products or improvements which may be patentable or copyrightable or subject to any trade or service mark or name, and business plans developed by him during such period, either individually or in collaboration with others, which relate to the business of the Company ("Intellectual Property"). The Employee agrees that such Intellectual Property will be the sole property of the Company and that he will at the Company's request and cost do whatever is reasonably necessary to secure the rights thereto by patent, copyright, trademark or otherwise to the Company.

10.          Enforceability. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

11.          Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be sold, transferred, assigned, pledged or hypothecated by either party hereto without the prior written consent of the other party; provided, the Company may assign its rights and obligations under the Agreement without written consent in connection with the sale or other transfer of all or substantially all of the Company's business (whether by way of sale of stock, assets, merger or otherwise).

12.          Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

13.          Life Insurance. The Employee agrees that the Company shall have the right to obtain life insurance on the Employee's life, at the Company's sole expense and with the Company as the sole beneficiary thereof to that end, the Employee shall (a) cooperate fully with the Company in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and (c) take any reasonably required medical examinations.

14.          Notice. Any notice, request, instrument or other document to be given under this Agreement by either party hereto to the other shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, (b) three (3) days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) on the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

If to the Employee:	Mr. Alexander Shen
88 Boxwood Lane
Dover, NH 03820

If to the Company:	TechPrecision Corporation
3477 Corporate Parkway, Suite 140
Center Valley, PA 18034
Attention: Executive Chairman

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

   15.           No Conflict. The Employee represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Employee upon the performance of his duties pursuant to this Agreement.

   16.           Section 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement. Subject to the provisions in this Paragraph 16, the severance payments pursuant to this Agreement shall begin only upon the date of the Employee's "separation from service" (determined as set forth below) which occurs on or after the date of the Employee's termination of employment.

          a.          This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (to the extent applicable) ("Section 409A") and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.

          b.          It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate "payment" for purposes of Section 409A. Neither the Employee nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

          c.          If, as of the date of the Employee's "separation from service" from the Company, the Employee is not a "specified employee" (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement, without regard to Paragraph 16(d).

          d.          If, as of the date of the Employee's "separation from service" from the Company, the Employee is a "specified employee" (within the meaning of Section 409A), then:

             i.           Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) (or any successor provision) to the maximum extent permissible under Section 409A; and

             ii           Each installment of the severance payments and benefits due under this Agreement that is not described in Paragraph 16(d)(i) above and that would, absent this subsection, be paid within the six-month period following the Employee's "separation from service" from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee's death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee's separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (or any successor provision) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) (or any successor provision) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

          e.          The determination of whether and when the Employee's separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h) (or any successor provision). Solely for purposes of this Section, "Company" shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3) (or any successor provision).

          f.          All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

          g.           Notwithstanding anything herein to the contrary, the Company shall have no liability to the Employee or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

       17.       Miscellaneous.

          a.          The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

          b.          The Company may withhold from any amount payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to applicable law or regulation.

          c.          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Any action arising out of the breach or threatened breach of this Agreement shall be commenced in a state court of the State of Delaware and the parties hereto hereby submit to the jurisdiction of such courts for the purpose of enforcing this Agreement.

          d.          This Agreement represents the entire agreement between the Company and the Employee with respect to the subject matter hereof, and all prior agreements relating to the employment of the Employee, written or oral, are nullified and superseded hereby. The parties acknowledge and agree that this Agreement replaces and supersedes the Prior Agreement and that neither the Employee, the Company nor Ranor, Inc. shall have any further rights or obligations under the Prior Agreement.

          e.          This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to this Agreement, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.

          f.          As used in this Agreement, any gender includes a reference to all other genders and the singular includes a reference to the plural and vice versa.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	EMPLOYEE:

TECHPRECISION CORPORATION	/s/ Alexander Shen

By: /s/ Leonard M. Anthony
Leonard M. Anthony
Executive Chairman

Exhibit A

FORM OF GENERAL RELEASE OF ALL CLAIMS

           This General Release of All Claims is made as of                                  ,20    ("General Release"), by Alexander Shen (the "Employee").

WHEREAS, TechPrecision Corporation, a Delaware corporation (the "Company"), and the Employee are parties to that certain Employment Agreement dated as of November [ ], 2014 (the "Employment Agreement");

WHEREAS, the Employee's employment with the Company has been terminated pursuant to Paragraph 6(c) of the Employment Agreement;

WHEREAS, the execution of this General Release is a condition precedent to the payment of severance as set forth in Paragraph 6(c) of the Employment Agreement;

WHEREAS, in consideration for the Employee's signing of this General Release, the Company will provide the Employee with severance benefits pursuant to Paragraph 6(c) of the Employment Agreement; and

WHEREAS, the Employee and the Company intend that this General Release shall be in full satisfaction of the obligations described in this General Release owed to the Employee by the Company, including those under the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Company and the Employee agree as follows:

       1.           The Employee, for himself, the Employee's spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through the Employee, if any (collectively, "Releasors"), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the "Releasees") from, and does fully waive any obligations of Releasees to Releasors for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys' fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore have been or which hereafter may be suffered or sustained, directly or indirectly, by Releasors in consequence of, arising out of, or in any way relating to: (a) the Employee's employment with the Company and any of its subsidiaries and affiliates; (b) the termination of the Employee's employment with the Company and any of its subsidiaries and affiliates; (c) the Employment Agreement; or (d) any events, acts, agreements or conduct occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement and any claims under any restricted stock or stock option or similar agreements between the Employee, on the one hand, and the Company or any of its subsidiaries, on the other hand) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasors may claim existed with Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of the Employee's employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to: (i) any right to indemnification now existing under the charter or bylaws; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive the Severance Payment under Paragraph 6(c) of the Employment Agreement and the right to reimbursement of expenses under Paragraph 5(a) of the Employment Agreement; and (iv) the right to employee-paid continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, if available.

2.          Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. The Employee does, however, waive the Employee's right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on the Employee's behalf. The Employee represents and warrants that the Employee has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court. The Employee also represents and warrants that he has been paid for all time worked and has received all the leave of absence and leave benefits and protections for which the Employee was eligible.

3.          The Employee agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language. If the Employee violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Paragraph 1 hereof, the Employee shall be liable to the Company for its reasonable attorneys' fees and other litigation costs incurred in defending against such a suit to the extent permitted by law.

4.          The Employee acknowledges and recites that:

             a.           the Employee has executed this General Release knowingly and voluntarily and is knowingly and voluntarily waiving any rights he has under the ADEA;

             b.           the Employee has read and understands this General Release in its entirety;

c.           the Employee has been advised and directed in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice the Employee wishes with respect to the terms of this General Release before executing it;

d.           the Employee's execution of this General Release has not been forced by any employee or agent of the Company, and the Employee has had an opportunity to negotiate about the terms of this General Release;

e.           the Employee's waiver does not apply to any rights or claims that arise after the date the Employee signs this General Release;

f.            the Employee has been offered twenty one (21) calendar days after receipt of this General Release to consider its terms before executing it; and

g.           the payment of severance pursuant to Paragraph 6(c) of the Employment Agreement is consideration for the Employee's covenants and agreements set forth in this General Release and is in addition to anything of value to which the Employee is otherwise entitled.

5.           This General Release shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, except for the application of pre-emptive Federal law.

6.           The Employee shall have seven (7) days from the date he executes this General Release to revoke his waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Paragraph 14 of the Employment Agreement.

7.           Defined terms not defined in this General Release have the meanings given in the Employment Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:

Alexander Shen